EXHIBIT 12

COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	December 31,

	2002	2001	2000	1999	1998	1997

	(DOLLARS IN THOUSANDS)
INCLUDING INTEREST ON DEPOSITS
EARNINGS:
PRETAX INCOME FROM CONTINUING OPERATIONS	102,064	70,659	50,402	46,604	35,587	28,597
PLUS:
FIXED CHARGES (EXCLUDING CAPITALIZED INTEREST)	221,838	220,207	193,971	132,458	85,815	58,283

TOTAL EARNINGS	323,902	290,866	244,373	179,062	121,402	86,880
FIXED CHARGES:
INTEREST EXPENSE	219,413	218,269	192,137	130,806	84,308	57,198
NET RENTAL EXPENSES	2,425	1,938	1,834	1,652	1,507	1,085
AMORTIZATION OF DEBT ISSUANCE EXPENSE	—	—	—	—	—	—
CAPITALIZED INTEREST	—	—	—	—	—	—

TOTAL FIXED CHARGES BEFORE PREFERRED DIVIDENDS	221,838	220,207	193,971	132,458	85,815	58,283
PREFERRED DIVIDEND REQUIREMENTS	13,774	10,264	5,799	4,307	1,091	(1)
RATIO OF PRE TAX INCOME TO NET INCOME	1.187	1.137	1.130	1.255	1.240

PREFERRED DIVIDEND FACTOR	16,354	11,668	6,555	5,407	1,353	—
TOTAL FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	238,192	231,875	200,526	137,865	87,168	58,283

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	1.36	1.25	1.22	1.30	1.39	1.49
RATIO OF FIXED CHARGES AND PREFERRED STOCK DIVIDENDS TO EARNINGS	0.74	0.80	0.82	0.77	0.72	0.67

EXCLUDING INTEREST ON DEPOSITS
EARNINGS:
PRETAX INCOME FROM CONTINUING OPERATIONS	102,064	70,659	50,402	46,604	35,587	28,597
PLUS:
FIXED CHARGES (EXCLUDING CAPITALIZED INTEREST)	107,464	90,531	66,331	41,904	28,082	19,731

TOTAL EARNINGS	209,528	161,190	116,733	88,508	63,669	48,328
FIXED CHARGES:
INTEREST EXPENSE	105,039	88,593	64,497	40,252	26,575	18,646
NET RENTAL EXPENSES	2,425	1,938	1,834	1,652	1,507	1,085
AMORTIZATION OF DEBT ISSUANCE EXPENSE	—	—	—	—	—	—
CAPITALIZED INTEREST	—	—	—	—	—	—

TOTAL FIXED CHARGES BEFORE PREFERRED DIVIDENDS	107,464	90,531	66,331	41,904	28,082	19,731
PREFERRED DIVIDEND REQUIREMENTS	13,774	10,264	5,799	4,307	1,091	(1)
RATIO OF PRE TAX INCOME TO NET INCOME	1.187	1.137	1.130	1.255	1.240

PREFERRED DIVIDEND FACTOR	16,354	11,668	6,555	5,407	1,353	—
TOTAL FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	123,818	102,199	72,886	47,311	29,435	19,731

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	1.69	1.58	1.60	1.87	2.16	2.45
RATIO OF FIXED CHARGES AND PREFERRED STOCK DIVIDENDS TO EARNINGS	0.59	0.63	0.62	0.53	0.46	0.41

(1) No preferred stock was outstanding in 1997.